Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:    Debbie Mitchell
(614) 757-6225
debbie.mitchell@cardinalhealth.com

Investors:    Sally Curley
(614) 757-7115
sally.curley@cardinalhealth.com

CARDINAL HEALTH REPORTS FOURTH-QUARTER AND FISCAL YEAR RESULTS,
PROVIDES FISCAL 2015 OUTLOOK

•	Non-GAAP[1] diluted earnings per share from continuing operations increased 5 percent to $0.83 per share for the fourth quarter and 3 percent to $3.84 per share for fiscal 2014

•	Fourth quarter non-GAAP operating earnings decreased 2 percent to $461 million

•	Fiscal 2014 non-GAAP operating earnings increased 4 percent to $2.1 billion

•	Fiscal 2015 outlook for non-GAAP diluted earnings per share from continuing operations of $4.10 to $4.30
DUBLIN, Ohio, Aug 4, 2014 - Cardinal Health today reported earnings for its fiscal 2014 fourth quarter and year-end.
Fourth-quarter fiscal year 2014 revenue was $22.9 billion, down 10 percent from the prior fiscal year. Fourth-quarter revenue was up 12 percent excluding the impact of the Walgreens contract expiration. Non-GAAP operating earnings for the fourth quarter were $461 million. Non-GAAP diluted earnings per share (EPS) from continuing operations were $0.83, an increase of 5 percent. On a GAAP basis, operating earnings and diluted EPS from continuing operations for the fourth quarter were $387 million and $0.68, respectively, compared with a loss of $442 million and $1.72, respectively, in the prior-year quarter. GAAP results in the fourth quarter of fiscal 2013 reflected a goodwill impairment charge associated with the company's nuclear division.
Fiscal year 2014 revenue was $91.1 billion. Non-GAAP operating earnings increased 4 percent to $2.1 billion, and non-GAAP diluted EPS from continuing operations increased 3 percent to $3.84. On a GAAP basis, operating earnings and diluted EPS from continuing operations for fiscal year 2014 were $1.9 billion and $3.37, respectively, an increase of 89 percent and 247 percent, respectively, from the prior fiscal year.
“I am extremely proud of the progress we made in a year of transition for both Cardinal Health and the health care system. The organization more than met the challenge, reporting strong performance in non-GAAP operating earnings, EPS, operating cash flow and cash returned to shareholders,” said George Barrett, chairman and chief executive officer of Cardinal Health.
"We made significant progress on our strategic priorities: launching the largest generic purchasing entity in the U.S. through our joint venture with CVS Caremark, expanding our position and capabilities in specialty, substantially increasing our line of consumable medical products, taking significant steps to enhance our program on physician preference items in both cardiovascular and orthopedics, enlarging our footprint in the home, and showing continued strong growth in China.”
In fiscal year 2014, the company generated $2.5 billion in operating cash flow and returned $1.1 billion to shareholders through dividends and share buybacks.
Barrett continued, “We enter fiscal year 2015 well-positioned to address the needs of a rapidly changing health care system. Our fiscal year 2015 outlook for non-GAAP diluted EPS from continuing operations is $4.10 to $4.30.”
Q4 and Fiscal Year Summary

	Q4 FY14		Q4 FY13		Y/Y	FY14		FY13		Y/Y
Revenue	$22.9	billion	$25.4	billion	(10)%	$91.1	billion	$101.1	billion	(10)%
Operating earnings/(loss)	$387	million	$(442	)million	N.M.	$1,885	million	$996	million	89%
Non-GAAP operating earnings	$461	million	$472	million	(2)%	$2,133	million	$2,046	million	4%
Earnings/(loss) from continuing operations	$234	million	$(586	)million	N.M.	$1,163	million	$335	million	247%
Non-GAAP earnings from continuing operations	$284	million	$274	million	4%	$1,324	million	$1,284	million	3%
Diluted EPS from continuing operations	$0.68		$(1.72)		N.M.	$3.37		$0.97		247%
Non-GAAP diluted EPS from continuing operations	$0.83		$0.79		5%	$3.84		$3.73		3%
Fiscal year 2014 non-GAAP EPS included a net $0.02 per share benefit from two large off-setting tax items. As a reminder, fiscal year 2013 non-GAAP EPS included a discrete positive $0.18 per share benefit from a tax settlement.

Cardinal Health

SEGMENT RESULTS
Pharmaceutical Segment
Fourth-quarter revenue for the Pharmaceutical segment decreased 12 percent to $20.1 billion, and segment profit decreased 5 percent to $377 million. The decrease in both segment revenue and profit was due to the continuing impact of the expiration of the Walgreens contract.
Excluding the impact of Walgreens, fourth-quarter revenue for the Pharmaceutical segment grew 13 percent, driven by organic sales growth, growth in the company’s Specialty Solutions division, and China. The impact of the Walgreens contract expiration on segment profit was partially offset by strong performance under generic programs.
For the full year, revenue for the Pharmaceutical segment decreased 12 percent to $80.1 billion, and segment profit increased 1 percent to $1.7 billion.

	Q4 FY14		Q4 FY13		Y/Y	FY14		FY13		Y/Y
Revenue	$20.1	billion	$22.8	billion	(12)%	$80.1	billion	$91.1	billion	(12)%
Segment profit	$377	million	$395	million	(5)%	$1.7	billion	$1.7	billion	1%
Medical Segment
Fourth-quarter revenue for the Medical segment increased 4 percent to $2.8 billion, driven by growth in existing customers, including solid growth in strategic hospital network accounts, and acquisitions. Segment profit decreased 8 percent to $96 million, primarily due to a year-over-year increase in enterprise incentive compensation and market pressures in Canada.
For the full year, Medical segment revenue increased 9 percent to $11.0 billion, and segment profit increased 19 percent to $444 million.

	Q4 FY14		Q4 FY13		Y/Y	FY14		FY13		Y/Y
Revenue	$2.8	billion	$2.7	billion	4%	$11.0	billion	$10.1	billion	9%
Segment profit	$96	million	$104	million	(8)%	$444	million	$372	million	19%
ADDITIONAL YEAR-END AND RECENT HIGHLIGHTS

•	Increased the regular quarterly dividend 13 percent to $0.3425 per share. Dividend was paid July 15 to shareholders of record at the close of business on July 1.

•	Formally launched Red Oak Sourcing, LLC, a joint venture with CVS Caremark forming the largest generic sourcing entity in the U.S.

•
Completed the acquisition of AccessClosure, a leading manufacturer and distributor of extravascular closure devices in the United States, expanding the company’s portfolio of physician preference items.

•
Convened 24th annual Retail Business Conference, presenting nearly 8,000 attendees with the industry’s largest and most complete lineup of continuing education opportunities, buying opportunities with more than 340 exhibitors, and access to a broad array of Cardinal Health solutions to help diversify and improve their businesses.

CONFERENCE CALL
Cardinal Health will host a webcast and conference call today at 8:30 a.m. Eastern to discuss fourth-quarter and full-year results and its future outlook. To access the call and corresponding slide presentation, go to the Investors page at cardinalhealth.com. Alternatively, participants can dial 913.312.0640, using conference ID# 6121128. There is no access code required for the call.
There is no pre-registration for the call. Participants are advised to dial into the call at least 10 minutes prior to the start time.
Presentation slides and an audio replay will be archived on the Cardinal Health website after the conclusion of the conference call. The audio replay will also be available for seven days by dialing 719.457.0820, passcode 6121128.
About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $91 billion health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals, ambulatory surgery centers, clinical laboratories and physician offices focus on patient care while reducing costs, enhancing efficiency and improving quality. Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products and services to more than 100,000 locations each day and is also the industry-leading direct-to-home medical supplies distributor. The company is a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company operates the nation's largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Ranked #22 on the Fortune 500, Cardinal Health employs 34,000 people worldwide. More information about the company may be found at www.cardinalhealth.com and @CardinalHealth on Twitter.

[1]
See the attached tables for definitions of the non-GAAP financial measures presented in this news release and reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, analyst presentations and financial information regarding Cardinal Health is routinely posted and accessible on the Investors page at cardinalhealth.com.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the ability to achieve the expected benefits from the generic sourcing joint venture with CVS Caremark; the frequency or rate of pharmaceutical price appreciation or deflation and the timing of generic and branded pharmaceutical introductions; the non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; the ability to achieve the expected benefits from the AccessClosure and Sonexus Health acquisitions; uncertainties due to government health care reform including federal health care reform legislation; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any regulatory authority; and changes in the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of August 4, 2014. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Fourth Quarter
(in millions, except per common share amounts)	2014	2013	% Change
Revenue	$22,894	$25,420	(10)%
Cost of products sold	21,638	24,173	(10)%
Gross margin	1,256	1,247	1%

Operating expenses:
Distribution, selling, general and administrative expenses	795	775	3%
Restructuring and employee severance	6	32	N.M.
Amortization and other acquisition-related costs	63	52	N.M.
Impairments and loss on disposal of assets[1]	4	832	N.M.
Litigation (recoveries)/charges, net	1	(2)	N.M.
Operating earnings/(loss)	387	(442)	N.M.

Other (income)/expense, net	(3)	2	N.M.
Interest expense, net	33	36	(8)%
Earnings/(loss) before income taxes and discontinued operations	357	(480)	N.M.

Provision for income taxes	123	106	17%
Earnings/(loss) from continuing operations	234	(586)	N.M.

Earnings from discontinued operations, net of tax	—	—	N.M.
Net earnings/(loss)	$234	$(586)	N.M.

Basic earnings/(loss) per common share:
Continuing operations	$0.69	$(1.72)	N.M.
Discontinued operations	—	—	N.M.
Net basic earnings/(loss) per common share	$0.69	$(1.72)	N.M.

Diluted earnings/(loss) per common share:
Continuing operations	$0.68	$(1.72)	N.M.
Discontinued operations	—	—	N.M.
Net diluted earnings/(loss) per common share	$0.68	$(1.72)	N.M.

Weighted-average number of common shares outstanding:
Basic	339	341
Diluted[2]	343	341

[1]	During the fourth quarter of fiscal 2013, we recognized a non-cash goodwill impairment charge of $829 million ($799 million, net of tax) related to our Nuclear Pharmacy Services division.

[2]
For fiscal 2013, due to the loss from continuing operations during the fourth quarter, dilutive potential common shares have not been included in the denominator of the dilutive per share computation due to their antidulitive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings

	Fiscal Year
(in millions, except per common share amounts)	2014	2013	% Change
	(Unaudited)
Revenue	$91,084	$101,093	(10)%
Cost of products sold	85,923	96,172	(11)%
Gross margin	5,161	4,921	5%

Operating expenses:
Distribution, selling, general and administrative expenses	3,028	2,875	5%
Restructuring and employee severance	31	71	N.M.
Amortization and other acquisition-related costs	223	158	N.M.
Impairments and loss on disposal of assets[1]	15	859	N.M.
Litigation (recoveries)/charges, net	(21)	(38)	N.M.
Operating earnings	1,885	996	89%

Other income, net	(46)	(15)	N.M.
Interest expense, net	133	123	8%
Earnings before income taxes and discontinued operations	1,798	888	N.M.

Provision for income taxes	635	553	15%
Earnings from continuing operations	1,163	335	247%

Earnings/(loss) from discontinued operations, net of tax	3	(1)	N.M.
Net earnings	$1,166	$334	N.M.

Basic earnings per common share:
Continuing operations	$3.41	$0.98	N.M.
Discontinued operations	0.01	—	N.M.
Net basic earnings per common share	$3.42	$0.98	N.M.

Diluted earnings/(loss) per common share:
Continuing operations	$3.37	$0.97	247%
Discontinued operations	0.01	—	N.M.
Net diluted earnings per common share	$3.38	$0.97	247%

Weighted-average number of common shares outstanding:
Basic	341	341
Diluted	345	344

[1]	During the fourth quarter of fiscal 2013, we recognized a non-cash goodwill impairment charge of $829 million ($799 million, net of tax) related to our Nuclear Pharmacy Services division.

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	June 30, 2014	June 30, 2013
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$2,865	$1,901
Trade receivables, net	5,380	6,304
Inventories, net	8,266	8,373
Prepaid expenses and other	1,428	1,192
Total current assets	17,939	17,770

Property and equipment, net	1,459	1,489
Goodwill and other intangibles, net	5,870	5,574
Other assets	765	986
Total assets	$26,033	$25,819

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,149	$12,295
Current portion of long-term obligations and other short-term borrowings	801	168
Other accrued liabilities	2,165	2,127
Total current liabilities	15,115	14,590

Long-term obligations, less current portion	3,171	3,686
Deferred income taxes and other liabilities	1,346	1,568
Total shareholders’ equity	6,401	5,975
Total liabilities and shareholders’ equity	$26,033	$25,819

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Fourth Quarter		Fiscal Year
(in millions)	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net earnings/(loss)	$234	$(586)	$1,166	$334
(Earnings)/loss from discontinued operations, net of tax	—	—	(3)	1
Earnings/(loss) from continuing operations	234	(586)	1,163	335

Adjustments to reconcile earnings/(loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	115	122	459	397
Gain on sale of investments	—	—	(32)	—
Impairments and loss on disposal of assets	4	832	15	859
Share-based compensation	24	25	96	93
Provision for deferred income taxes	26	21	26	21
Provision for bad debts	11	13	42	31
Change in operating assets and liabilities, net of effects from acquisitions:
Decrease/(increase) in trade receivables	(548)	135	925	216
Decrease/(increase) in inventories	(208)	(27)	142	(370)
Increase/(decrease) in accounts payable	1,196	212	(196)	426
Other accrued liabilities and operating items, net	(138)	(447)	(116)	(281)
Net cash provided by operating activities	716	300	2,524	1,727

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(351)	(20)	(519)	(2,239)
Additions to property and equipment	(111)	(92)	(249)	(195)
Purchase of available-for-sale securities and other investments	(102)	(6)	(129)	(12)
Proceeds from sale of investments	—	—	47	—
Proceeds from maturities of held-to-maturity securities	—	—	—	71
Net cash used in investing activities	(564)	(118)	(850)	(2,375)

Cash flows from financing activities:
Payment of contingent consideration obligation	—	—	—	(4)
Net change in short-term borrowings	49	10	114	(1)
Reduction of long-term obligations	(1)	(303)	(2)	(305)
Proceeds from long-term obligations, net of issuance costs	—	—	—	1,286
Net proceeds from issuance of common shares	8	58	227	121
Tax proceeds/(disbursements) from share-based compensation	3	(6)	39	(19)
Dividends on common shares	(103)	(95)	(415)	(353)
Purchase of treasury shares	(284)	(250)	(673)	(450)
Net cash provided by/(used in) financing activities	(328)	(586)	(710)	275

Net increase/(decrease) in cash and equivalents	(176)	(404)	964	(373)
Cash and equivalents at beginning of period	3,041	2,305	1,901	2,274
Cash and equivalents at end of period	$2,865	$1,901	$2,865	$1,901

Schedule 5
Cardinal Health, Inc. and Subsidiaries
Total Company Business Analysis

			Non-GAAP
	Fourth Quarter		Fourth Quarter
(in millions)	2014	2013	2014	2013
Revenue
Amount	$22,894	$25,420
Growth rate[1]	(10)%	(5)%

Operating earnings/(loss)
Amount	$387	$(442)	$461	$472
Growth rate	N.M.	N.M.	(2)%	11%

Earnings/(loss) from continuing operations
Amount	$234	$(586)	$284	$274
Growth rate	N.M.	N.M.	4%	7%

Return on equity	14.5%	(36.6)%	17.6%	17.1%

Effective tax rate from continuing operations[2,3]	34.4%	(21.9)%	34.2%	36.9%

Debt to total capital	38%	39%
Net debt to total capital			15%	25%

			Non-GAAP
	Fiscal Year		Fiscal Year
(in millions)	2014	2013	2014	2013
Revenue
Amount	$91,084	$101,093
Growth rate[1]	(10)%	(6)%

Operating earnings
Amount	$1,885	$996	$2,133	$2,046
Growth rate	89%	(44)%	4%	10%

Earnings from continuing operations
Amount	$1,163	$335	$1,324	$1,284
Growth rate	247%	(69)%	3%	15%

Return on equity	18.3%	5.2%	20.9%	20.1%

Effective tax rate from continuing operations[3,4]	35.3%	62.3%	35.3%	33.7%

[1]
Revenue from Walgreens was $5.0 billion for the three months ended June 30, 2013. Revenue from Walgreens was $3.3 billion and $20.2 billion for the fiscal year ended June 30, 2014 and 2013, respectively. Excluding the impact of the Walgreens contract expiration, the fiscal 2014 fourth quarter and fiscal year revenue growth rate would have been 12 percent and 8 percent, respectively.

[2]
For the fourth quarter of fiscal 2013, the goodwill impairment charge related to our Nuclear Pharmacy Services division favorably impacted the effective tax rate from continuing operations by 60.6 percentage points.

[3]	Fiscal 2013 includes an out-of-period increase in income tax expense of $14 million recorded during the fourth quarter, related to uncertain tax benefits.

[4]
For fiscal 2013, the goodwill impairment charge related to our Nuclear Pharmacy Services division adversely impacted the effective tax rate from continuing operations by 28.3 percentage points. In addition, the revaluation of the deferred tax liability and related interest on unrepatriated foreign earnings as a result of an agreement with tax authorities reduced, for fiscal 2013, both the effective tax rate from continuing operations and non-GAAP effective tax rate from continuing operations by 7.2 and 3.3 percentage points, respectively. The fiscal 2013 non-GAAP effective tax rate from continuing operations, excluding the impact of the tax settlement, would have been 37.0 percent.

The sum of the components may not equal the total due to rounding.
Refer to the GAAP/Non-GAAP reconciliation for definitions and calculations supporting the Non-GAAP balances.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	Fourth Quarter			Fourth Quarter
(in millions)	2014	2013	(in millions)	2014	2013
Pharmaceutical			Medical

Revenue			Revenue
Amount	$20,092	$22,783	Amount	$2,794	$2,697
Growth rate[1]	(12)%	(6)%	Growth rate	4%	11%

Segment profit			Segment profit
Amount	$377	$395	Amount	$96	$104
Growth rate	(5)%	11%	Growth rate	(8)%	31%
Segment profit margin	1.88%	1.73%	Segment profit margin	3.43%	3.86%

[1]
Revenue from Walgreens was $5.0 billion for the three months ended June 30, 2013. Excluding the impact of the Walgreens contract expiration, the fiscal 2014 fourth quarter Pharmaceutical segment revenue growth rate would have been 13 percent.

Refer to definitions for an explanation of calculations.
Total consolidated revenue for the three months ended June 30, 2014 was $22,894 million, which included total segment revenue of $22,886 million and Corporate revenue of $8 million. Total consolidated revenue for the three months ended June 30, 2013 was $25,420 million, which included total segment revenue of $25,480 million and Corporate revenue of $(60) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the three months ended June 30, 2014 were $387 million, which included total segment profit of $473 million and Corporate costs of $(86) million. Total consolidated operating loss for the three months ended June 30, 2013 was $(442) million, which included total segment profit of $499 million and Corporate costs of $(941) million. Corporate includes, among other things, restructuring and employee severance, amortization and other acquisition-related costs, impairments and loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments. Corporate costs for fourth quarter 2013 include an $829 million goodwill impairment charge related to our Nuclear Pharmacy Services division.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	Fiscal Year			Fiscal Year
(in millions)	2014	2013	(in millions)	2014	2013
Pharmaceutical			Medical

Revenue			Revenue
Amount	$80,110	$91,097	Amount	$10,962	$10,060
Growth rate[1]	(12)%	(7)%	Growth rate	9%	4%

Segment profit			Segment profit
Amount	$1,745	$1,734	Amount	$444	$372
Growth rate	1%	11%	Growth rate	19%	12%
Segment profit margin	2.18%	1.90%	Segment profit margin	4.05%	3.70%

[1]
Revenue from Walgreens was $3.3 billion and $20.2 billion for the fiscal year ended June 30, 2014 and 2013, respectively. Excluding the impact of the Walgreens contract expiration, the fiscal 2014 Pharmaceutical segment revenue growth rate would have been 8 percent.

Refer to definitions for an explanation of calculations.
Total consolidated revenue for the fiscal year ended June 30, 2014 was $91,084 million, which included total segment revenue of $91,072 million and Corporate revenue of $12 million. Total consolidated revenue for the fiscal year ended June 30, 2013 was $101,093 million, which included total segment revenue of $101,157 million and Corporate revenue of $(64) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the fiscal year ended June 30, 2014 were $1,885 million, which included total segment profit of $2,189 million and Corporate costs of $(304) million. Total consolidated operating earnings for the fiscal year ended June 30, 2013 were $996 million, which included total segment profit of $2,106 million and Corporate costs of $(1,110) million. Corporate includes, among other things, restructuring and employee severance, amortization and other acquisition-related costs, impairments and loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments. Corporate costs for fiscal 2013 include an $829 million goodwill impairment charge related to our Nuclear Pharmacy Services division.

Schedule 8
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	Fourth Quarter 2014
		Operating	Earnings / (Loss)	Provision	Earnings	Earnings from	Diluted EPS	Diluted EPS
	Operating	Earnings	Before Income Taxes	for	/ (Loss) from	Continuing	from	from Continuing
(in millions, except per common share amounts)	Earnings	Growth	and Discontinued	Income	Continuing	Operations	Continuing	Operations
	/ (Loss)	Rate	Operations	Taxes	Operations	Growth Rate	Operations[1,2]	Growth Rate
GAAP	$387	N.M.	$357	$123	$234	N.M.	$0.68	N.M.
Restructuring and employee severance	6		6	2	4		0.01
Amortization and other acquisition-related costs	63		63	22	41		0.12
Impairments and loss on disposal of assets	4		4	1	3		0.01
Litigation (recoveries)/charges, net	1		1	—	1		—
Non-GAAP	$461	(2)%	$432	$148	$284	4%	$0.83	5%

	Fourth Quarter 2013
GAAP	$(442)	N.M.	$(480)	$106	$(586)	N.M.	$(1.72)	N.M.
Restructuring and employee severance	32		32	12	20		0.06
Amortization and other acquisition-related costs	52		52	13	39		0.11
Impairments and loss on disposal of assets[3]	832		832	30	802		2.32
Litigation (recoveries)/charges, net	(2)		(2)	(1)	(1)		—
Non-GAAP	$472	11%	$434	$160	$274	7%	$0.79	8%

	Fiscal Year 2014
		Operating	Earnings Before	Provision	Earnings	Earnings from	Diluted EPS	Diluted EPS
		Earnings	Income Taxes	for	from	Continuing	from	from Continuing
	Operating	Growth	and Discontinued	Income	Continuing	Operations	Continuing	Operations
(in millions, except per common share amounts)	Earnings	Rate	Operations	Taxes	Operations	Growth Rate	Operations	Growth Rate[4]
GAAP	$1,885	89%	$1,798	$635	$1,163	247%	$3.37	247%
Restructuring and employee severance	31		31	11	20		0.06
Amortization and other acquisition-related costs	223		223	79	144		0.42
Impairments and loss on disposal of assets	15		15	5	10		0.03
Litigation (recoveries)/charges, net	(21)		(21)	(8)	(13)		(0.04)
Non-GAAP	$2,133	4%	$2,047	$722	$1,324	3%	$3.84	3%

	Fiscal Year 2013
GAAP	$996	(44)%	$888	$553	$335	(69)%	$0.97	(68)%
Restructuring and employee severance	71		71	27	44		0.13
Amortization and other acquisition-related costs	158		158	52	106		0.31
Impairments and loss on disposal of assets[3]	859		859	37	822		2.39
Litigation (recoveries)/charges, net	(38)		(38)	(15)	(23)		(0.07)
Non-GAAP	$2,046	10%	$1,938	$654	$1,284	15%	$3.73	16%

[1]
During the fourth quarter of fiscal 2014, we recorded an out-of-period decrease in revenue of $14 million related to pricing adjustments. The related tax benefit was $5 million and both GAAP and Non-GAAP diluted EPS from continuing operations decreased $0.02.

[2]
For fiscal 2013, the weighted-average number of shares used in the non-GAAP calculation was 345 million shares, which includes 4 million dilutive potential common shares, as there was income from continuing operations on a non-GAAP basis.

[3]
The fourth quarter of fiscal 2013 and fiscal 2013 both include an $829 million goodwill impairment charge related to our Nuclear Pharmacy Services division. The related tax benefit was $30 million and GAAP diluted EPS from continuing operations decreased $2.32.

[4]
Fiscal 2014 earnings from continuing operations includes a $63 million benefit related to the settlement of federal and state tax controversies, partially offset by a $56 million charge related to the remeasurement of unrecognized tax benefits, each of which contributed $0.18 and ($0.16), or $0.02 net, to both diluted EPS from continuing operations and non-GAAP diluted EPS from continuing operations, respectively. Fiscal 2013 earnings from continuing operations includes a $64 million benefit related to the revaluation of the deferred tax liability and related interest on unrepatriated foreign earnings as a result of an agreement with tax authorities, which contributed $0.18 to both diluted EPS from continuing operations and non-GAAP diluted EPS from continuing operations. The fiscal 2014 growth rates for diluted EPS from continuing operations and non-GAAP diluted EPS from continuing operations, excluding the impact of the tax items in each fiscal year, would have been 324 percent and 8 percent, respectively.

The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 9
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	Fourth Quarter
(in millions)	2014		2013
GAAP return on equity	14.5%		(36.6)%

Non-GAAP return on equity
Net earnings/(loss)	$234		$(586)
Restructuring and employee severance, net of tax, in continuing operations	4		20
Amortization and other acquisition-related costs, net of tax, in continuing operations	41		39
Impairments and loss on disposal of assets, net of tax, in continuing operations	3		802
Litigation (recoveries)/charges, net, net of tax, in continuing operations	1		(1)
Adjusted net earnings	$283		$274
Annualized	$1,132		$1,096

	Fourth	Third	Fourth	Third
	Quarter	Quarter	Quarter	Quarter
	2014	2014	2013	2013
Total shareholders' equity	$6,401	$6,532	$5,975	$6,830
Divided by average shareholders' equity	$6,466		$6,403
Non-GAAP return on equity	17.6%		17.1%
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 10
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	Fiscal Year
(in millions)	2014					2013
GAAP return on equity	18.3%					5.2%

Non-GAAP return on equity
Net earnings	$1,166					$334
Restructuring and employee severance, net of tax, in continuing operations	20					44
Amortization and other acquisition-related costs, net of tax, in continuing operations	144					106
Impairments and loss on disposal of assets, net of tax, in continuing operations	10					822
Litigation (recoveries)/charges, net, net of tax, in continuing operations	(13)					(23)
Adjusted net earnings	$1,327					$1,283

	Fourth	Third	Second	First	Fourth	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	2014	2014	2014	2014	2013	2013	2013	2013	2013	2012
Total shareholders' equity	$6,401	$6,532	$6,589	$6,297	$5,975	$5,975	$6,830	$6,542	$6,281	$6,244
Divided by average shareholders' equity	$6,359					$6,374
Non-GAAP return on equity	20.9%					20.1%
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 11
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	Fourth Quarter		Fiscal Year
(in millions)	2014	2013	2014	2013
GAAP effective tax rate from continuing operations	34.4%	(21.9)%	35.3%	62.3%

Non-GAAP effective tax rate from continuing operations
Earnings/(loss) before income taxes and discontinued operations	$357	$(480)	$1,798	$888
Restructuring and employee severance	6	32	31	71
Amortization and other acquisition-related costs	63	52	223	158
Impairments and loss on disposal of assets	4	832	15	859
Litigation (recoveries)/charges, net	1	(2)	(21)	(38)
Adjusted earnings before income taxes and discontinued operations	$432	$434	$2,047	$1,938

Provision for income taxes	$123	$106	$635	$553
Restructuring and employee severance tax benefit	2	12	11	27
Amortization and other acquisition-related costs tax benefit	22	13	79	52
Impairments and loss on disposal of assets tax benefit	1	30	5	37
Litigation (recoveries)/charges, net tax expense	—	(1)	(8)	(15)
Adjusted provision for income taxes	$148	$160	$722	$654

Non-GAAP effective tax rate from continuing operations	34.2%	36.9%	35.3%	33.7%

	Fourth Quarter
	2014	2013
Debt to total capital	38%	39%

Net debt to capital
Current portion of long-term obligations and other short-term borrowings	$801	$168
Long-term obligations, less current portion	3,171	3,686
Debt	$3,972	$3,854
Cash and equivalents	(2,865)	(1,901)
Net debt	$1,107	$1,953
Total shareholders' equity	6,401	5,975
Capital	$7,508	$7,928
Net debt to capital	15%	25%
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.
Forward-Looking Non-GAAP Financial Measures
We present non-GAAP earnings from continuing operations and non-GAAP effective tax rate from continuing operations (and presentations derived from these financial measures, including per share calculations) on a forward-looking basis. The most directly comparable forward-looking GAAP measures are earnings from continuing operations and effective tax rate from continuing operations. We are unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measures because we cannot reliably forecast restructuring and employee severance, amortization and other acquisition-related costs, impairments and loss on disposal of assets, litigation (recoveries)/charges, net and LIFO charges/(credits), which are difficult to predict and estimate and are primarily dependent on future events. Please note that the unavailable reconciling items could significantly impact our future financial results.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Cardinal Health, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.
Beginning in fiscal 2015, the Company will exclude last-in, first-out ("LIFO") inventory charges/(credits)5 from its non-GAAP earnings, for consistency with the presentation by some of its peers. The Company did not record any LIFO charges or credits in fiscal 2014 or 2013.
Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.
Definitions
Debt: long-term obligations plus short-term borrowings.
Debt to Total Capital: debt divided by (debt plus total shareholders’ equity).
Net Debt: a Non-GAAP measure defined as debt minus (cash and equivalents).
Net Debt to Capital: a Non-GAAP measure defined as net debt divided by (net debt plus total shareholders’ equity).
Non-GAAP Diluted EPS from Continuing Operations: non-GAAP earnings from continuing operations divided by diluted weighted-average shares outstanding.
Non-GAAP Earnings from Continuing Operations: earnings from continuing operations excluding (1) restructuring and employee severance1, (2) amortization and other acquisition-related costs2, (3) impairments and loss on disposal of assets3 and (4) litigation (recoveries)/charges, net4, each net of tax.
Non-GAAP Effective Tax Rate from Continuing Operations: (provision for income taxes adjusted for (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and loss on disposal of assets and (4) litigation (recoveries)/charges, net) divided by (earnings before income taxes and discontinued operations adjusted for the same four items).
Non-GAAP Operating Earnings: operating earnings excluding (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and loss on disposal of assets and (4) litigation (recoveries)/charges, net.
Non-GAAP Return on Equity: (annualized current period net earnings excluding (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and loss on disposal of assets and (4) litigation (recoveries)/charges, net, each net of tax) divided by average shareholders’ equity.
Return on Equity: annualized current period net earnings divided by average shareholders’ equity.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit Margin: segment profit divided by segment revenue.

[1]
Programs by which the Company fundamentally changes its operations such as closing and consolidating facilities, moving manufacturing of a product to another location, production or business process sourcing, employee severance (including rationalizing headcount or other significant changes in personnel) and realigning operations (including realignment of the management structure of a business unit in response to changing market conditions).

[2]	Costs that consist primarily of amortization of acquisition-related intangible assets, transaction costs, integration costs and changes in the fair value of contingent consideration obligations.

[3]
Asset impairments and losses from the disposal of assets not eligible to be classified as discontinued operations are classified within impairments and loss on disposal of assets within the condensed consolidated statements of earnings.

[4]	Loss contingencies related to litigation and regulatory matters and income from favorable resolution of legal matters.

[5]
The inventories of the Company's core pharmaceutical distribution facilities in the Pharmaceutical segment are valued at the lower of cost, using the LIFO method, or market. These charges or credits are included in cost of products sold, and represent changes in the Company's LIFO inventory reserve.